Exhibit 3.5

RESTATED CERTIFICATE OF INCORPORATION

OF

BORDEN CHEMICAL, INC

Pursuant to New Jersey Business Corporation Act §14A:9-5

Borden Chemical, Inc. restates, integrates and further amends its Certificate of Incorporation to read in full as set forth below:

ARTICLE I

CORPORATE NAME

The name of the corporation is Borden Chemical, Inc.

ARTICLE II

PURPOSE

The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE III

CAPITAL STOCK

1.	The aggregate number of shares of all classes of stock which the corporation is authorized to issue is 300,000,000 shares of common stock, par value $0.01 per share.

2.	The holders of common stock of the corporation shall be entitled to one vote per share of common stock on all matters which may be submitted to the holders of common stock of the corporation.

3.	The shareholders of the corporation shall not have pre-emptive rights.

4.	The affirmative vote of a majority of votes cast by the shareholders shall be required to authorize or approve any action or matter to be voted upon by the shareholders, except that directors shall be elected as provided in the corporation’s by-laws or as prescribed by the laws of its state of incorporation.

ARTICLE IV

REGISTERED OFFICE AND AGENT

The address of the corporation’s current registered office is 830 Bear Tavern Road, West Trenton, NJ 08628; the name of the corporation’s current registered agent at that address is Corporation Service Company.

ARTICLE V

CURRENT BOARD OF DIRECTORS

The number of directors constituting the current board of directors is five. The names and addresses of the current members of the board of directors are:

William H. Carter	180 East Broad Street Columbus, Ohio
Craig O. Morrison	180 East Broad Street Columbus, Ohio
Josh Harris	9 West 57th St. New York, NY
Robert Seminara	9 West 57th St. New York, NY
Scott Kleinman	9 West 57th St. New York, NY

The number of directors of the corporation shall be fixed from time to time as provided in, and in the manner prescribed by, the by-laws of the corporation.

ARTICLE VI

INDEMNIFICATION

Every person who is or was a director or an officer of the corporation, or of any corporation which he served as such at the request of the corporation, shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by New Jersey Business Corporation Act §14A:3-5, against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or an officer of the corporation, or of such other corporation, whether or not that person is a director or an officer of the corporation, or of such other corporation, at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred from time to time by any such director or officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law.

ARTICLE VII

PERSONAL LIABILITY OF DIRECTORS OR OFFICERS

A director or officer of the corporation shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. Any repeal or modification of this Article VII by the stockholders of the corporation shall not adversely affect any right or protection of a director or an officer of the corporation hereunder or otherwise with respect to any act or omission occurring before such repeal or modification is effective.

IN WITNESS WHEREOF, the undersigned corporation has caused this Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer as of the 5th day of January, 2005.

BORDEN CHEMICAL, INC.

By:	/s/ Craig O. Morrison
Name:	Craig O. Morrison
Title:	President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION OF

BORDEN CHEMICAL, INC.

(pursuant to N.J.S.A. 14A:9-2 and 14A:9-4)

In accordance with the provisions of N.J.S.A. 14A:9-2 and 14A:9-4, Borden Chemical, Inc. files this Amendment to its Restated Certificate of Incorporation, stating as follows:

1. The name of the corporation is Borden Chemical, Inc. (the “Corporation”).

2. Attached hereto as Exhibit A is a copy of the text of the resolution (the “Resolution”) adopted by the board of directors (the “Board”) and sole shareholder of the Corporation, by means of a joint unanimous written consent, approving an amendment to the Restated Certificate of Incorporation of the Corporation authorizing the issuance of 60,000,000 shares of preferred stock, all of which shall be designated as the Series A Floating Rate Preferred Stock (the “Series A Preferred Stock”), and fixing the voting powers and other designations, qualifications, rights, privileges, preferences, limitations and restrictions of such series.

3. The Resolution was duly adopted by the Board and sole shareholder on May 19, 2005.

4. The total number of shares entitled to vote on the amendment was 96,905,936 shares of common stock.

5. The number of shares voting for the amendment was 96,905,936 and no shares were voted against the amendment.

6. The effective date of the amendment to the Corporation’s Restated Certificate of Incorporation shall be the date of filing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has caused this Certificate of Amendment to be executed on May 19, 2005.

BORDEN CHEMICAL, INC.

By:	/s/ George F. Knight
Name:	George F. Knight
Title:	Vice President

EXHIBIT A

Resolution of the Board of Directors and Shareholder of

Borden Chemical, Inc. Providing for

Series A Floating Rate Preferred Stock

RESOLVED, that the Restated Certificate of Incorporation of Borden Chemical, Inc. (the “Corporation”) is hereby amended by amending and restating ARTICLE III - CAPITAL STOCK, as follows:

“ARTICLE III

CAPITAL STOCK

1. The aggregate number of shares of all classes of stock which the corporation is authorized to issued is 360,000,000 shares, consisting of 300,000,000 shares of common stock, par value $0.01 per share, and 60,000,000 shares of preferred stock, par value $0.01 per share, all of which shall be designated as the Series A Floating Rate Preferred Stock (the “Series A Preferred Stock”).

2. The holders of common stock of the corporation shall be entitled to one vote per share of common stock on all matters which may be submitted to the holders of common stock of the corporation.

3. The shareholders of the corporation shall not have pre-emptive rights.

4. The affirmative vote of a majority of votes cast by the common shareholders shall be required to authorize or approve any action or matter to be voted upon by the common shareholders, except that the directors entitled to be elected by the common shareholders shall be elected as provided in the corporation’s by-laws or as prescribed by the laws of its state of incorporation.

5. The voting powers and other designations, qualifications, rights, limitations, privileges, preferences and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below.

(a) Definitions; Rules of Construction.

(A) Definitions. As used in this paragraph 5, the following terms shall have the definitions set forth below:

“Accrual Date” means May 20, 2005.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor or its predecessor (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-quarter period commencing after June 30, 2004 the amount determined in accordance with clause (3) of clause (h)(G) of this paragraph 5; plus

(5) plant closure and severance costs and charges; plus

(6) impairment charges, including the write-down of Investments; plus

(7) non-operating expenses; plus

(8) restructuring expenses and charges; plus

(9) the cost (or amortization of prior service cost) of subsidizing coverage for persons affected by amendments to medical benefit plans implemented prior to August 12, 2004; provided, however, such amount will be included in Adjusted EBITDA notwithstanding that such amount was not deducted in calculating Consolidate Net Income; plus

(10) the sum of (x) $1.625 million and (y) $925,000 for each of the six consecutive calendar quarters commencing with the calendar quarter ending September 30, 2003; provided, however, such sum will be included in Adjusted EBITDA for the referenced quarters notwithstanding that such amount was not deducted in calculating Consolidated Net Income; plus

(11) $1.0095 million for each of the two consecutive calendar quarters commencing with the calendar quarter ending March 31, 2004; provided, however, such amount will be included in Adjusted EBITDA for the referenced quarters notwithstanding that such amount was not deducted in calculating Consolidated Net Income; provided further, however, that the acquisitions of Fentak Pty. Ltd and Southern Adhesives Company are not given pro forma effect for purposes of determining the Fixed Charge Coverage Ratio;

less, without duplication,

(12) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, including the amortization of employee benefit plan prior service costs); minus

(13) non-operating income.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” shall have the meaning assigned in clause (h) (G) of this paragraph 5.

“Applicable Premium” means, with respect to any share of Series A Preferred Stock on any applicable redemption date, the greater of:

(1) 1.0% of the then liquidation preference of such share of Series A Preferred Stock; and

(2) the excess of:

(A) the present value at such redemption date of the sum of (i) the redemption price of such share of Series A Preferred Stock at May 15, 2010 (such redemption price being set forth in the table in the third paragraph of clause (f)(A) of this paragraph 5) plus (ii) all accrued and unpaid dividend payments due on such share of Series A Preferred Stock through May 15, 2010 (excluding accrued but unpaid dividends), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the then outstanding liquidation preference of such share of Series A Preferred Stock.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets (including by way of a Sale/Leaseback Transaction) of BCI or any Restricted Subsidiary of BCI other than in the ordinary course of business (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to BCI or another Restricted Subsidiary of BCI other than directors’ or other legally required qualifying shares) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities;

(b) disposition of obsolete, damaged or worn out equipment or disposals of equipment in connection with reinvestment in or replacement of equipment, in each case, in the ordinary course of business;

(c) the disposition of all or substantially all of the assets of BCI in a manner permitted pursuant to clause (l) of this paragraph 5 or any disposition that constitutes a Change of Control;

(d) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described in clause (h)(D) of this paragraph 5;

(e) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which disposition or issuance has an aggregate Fair Market Value of less than $5 million;

(f) any disposition of assets to BCI or any Restricted Subsidiary of BCI, including by way of merger;

(g) any exchange of assets for assets related to a Similar Business to the extent of comparable or better market value, as determined in good faith by BCI, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $4 million shall be evidenced by an Officers’ Certificate of BCI, and (2) $15 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of BCI;

(h) any disposition of assets received by BCI or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(i) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j) any disposition of inventory in the ordinary course of business;

(k) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(l) any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(m) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n) any agreement or arrangement involving, relating to or otherwise facilitating, (i) requirements contracts, (ii) tolling arrangements, (iii) the reservation or presale of production capacity of BCI or any of its Restricted Subsidiaries by one or more third parties;

(o) sales or grants of licenses or sublicenses to use BCI’s or any of its Restricted Subsidiaries’ patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology;

(p) any Sale/Leaseback Transaction pursuant to which BCI or any Restricted Subsidiary receives with respect to such transaction aggregate consideration of less than $15 million;

(q) the disposition of the Brisbane facility owned by Borden Chemical Company (Australia) Pty. Ltd., BCI or any of its Affiliates; and

(r) the disposition by BCI or any of its Affiliates of up to one-third of the Capital Stock of Borden Chemical (M.) Sdn. Bhd. owned, in the aggregate, by BCI or any of its Affiliates as of August 12, 2004.

“Asset Sale Offer” shall have the meaning assigned in the third paragraph of clause (h)(F) of this paragraph 5.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or the other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to BCI whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“BCI” means Borden Chemical, Inc., a New Jersey corporation, the name of which will be changed to Hexion on and after the consummation of the Combinations, and any successor in interest thereto.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Calculation Agent” means the Transfer Agent or any successor calculation agent subsequently designated by BCI by notice to the Transfer Agent.

“Calculation Date” shall have the meaning assigned in the definition of “Fixed Charge Coverage Ratio”.

“Canadian Issuer” means Borden Nova Scotia Finance, ULC, a Nova Scotia unlimited liability company, and any successor in interest thereto.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of BCI described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Australia, Great Britain, Canada, the Netherlands or any other member state of the European Union, in each case with maturities not exceeding two years after the date of acquisition;

(3) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, Malaysia or Brazil, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500 million or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);

(5) repurchase obligations for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper issued by a corporation (other than an Affiliate of BCI) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(8) Indebtedness issued by Persons (other than the Sponsor or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition; and

(9) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above.

“Change of Control” means:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of BCI and its Subsidiaries, taken as a whole, to a Person other than to Permitted Holders;

(2) BCI becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of BCI; or

(3) individuals who on August 12, 2004, following consummation of the Original Transaction, constituted the Board of Directors of BCI (together with any new directors whose election by BCI’s Board of Directors or whose nomination for election by BCI’s shareholders was approved by (a) a vote of a majority of the directors of BCI then still in office who were either directors on August 12, 2004 or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of BCI then in office.

A “Change of Control Offer” means a notice mailed to each holder of the Series A Preferred Stock with a copy to the Transfer Agent:

(1) that a Change of Control has occurred and that such holder has the right to require BCI to purchase such holder’s Series A Preferred Stock at a purchase price in cash equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends and additional dividends, if any, to the date of purchase (subject to the right of holders of record on a record date to receive dividends on the relevant Dividend Payment Date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by BCI, consistent with the covenant in clause (i) of this paragraph 5, that a holder must follow in order to have its Series A Preferred Stock purchased.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Combinations” means the combinations of RPP and RSM with and into BCI.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment.

“Consolidated Interest Expense” means, with respect to any Person (the “Specified Person”) for any period, the sum, without duplication, of:

(1) consolidated interest expense of the Specified Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2) consolidated capitalized interest of the Specified Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred for such period in connection with any Receivables Financing of the Specified Person or any of its Restricted Subsidiaries which are payable to Persons other than BCI and its Restricted Subsidiaries;

(4) dividends accrued for such period in respect of all Disqualified Stock of the Specified Person and any of its Restricted Subsidiaries and all Preferred Stock (including Designated Preferred Stock) of any such Restricted Subsidiaries, in each case held by Persons other than BCI or a Wholly Owned Subsidiary (in each such case other than (x) dividends payable solely in Capital Stock (other than Disqualified Stock) of BCI and (y) dividends that are payable only at such time as there are no Notes outstanding); and

(5) interest accruing for such period on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Specified Person or any of its Restricted Subsidiaries; less

(6) interest income of the Specified Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary or nonrecurring gains or losses or income or expenses, including any severance expenses and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Original Transaction, in each case, shall be excluded; provided, however, that with respect to each nonrecurring item, BCI shall have delivered to the Transfer Agent an Officers’ Certificate of BCI specifying and quantifying such item and stating that such item is a nonrecurring item;

(2) any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated after August 12, 2004 shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses, or any subsequent charges or expenses, attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business (as determined in good faith by the Board of Directors of BCI) shall be excluded;

(6) any net after-tax gains or losses attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (h)(D)(a)(iii)(1) of this paragraph 5, the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided, however, that the net loss of any such Restricted Subsidiary for such period shall be included;

(9) an amount equal to the amount of Tax Distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (h)(D)(b)(12) of this paragraph 5 shall be included, to the extent not otherwise deducted, as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 shall be excluded;

(11) any non-cash compensation expense realized from any deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12) solely for purposes of calculating Adjusted EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(13) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(14) accruals and reserves that are established within twelve months after August 12, 2004 and that are so required to be established in accordance with GAAP shall be excluded; and

(15) non-cash charges for deferred tax asset valuation allowances shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described in clause (h)(D) of this paragraph 5 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of BCI or a Restricted Subsidiary of BCI to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (h)(D)(a)(iii)(4) and (5) of this paragraph 5.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of BCI or any of its Restricted Subsidiaries that is a Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of BCI by any stockholder of BCI (other than a Restricted Subsidiary) after August 12, 2004; provided, however, that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of BCI the amount in excess shall be Indebtedness (other than Indebtedness secured by a Lien) with a Stated Maturity later than the Stated Maturity of any Notes then outstanding,

(2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate of BCI on the Incurrence date thereof, and

(3) such cash contribution is not and has not been included in the calculation of permitted Restricted Payments under the covenant described in clause (h)(D) of this paragraph 5.

“Credit Agreement” means (i) the amended and restated credit agreement among BCI, certain Subsidiaries of BCI, the financial institutions named therein, Credit Suisse First Boston, as Administrative Agent, and Fleet Capital Corporation, as Collateral Agent entered into in connection with the Original Transaction, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original agents, lenders or otherwise), renewed, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture or multiple agreements and indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and adding Restricted Subsidiaries as additional borrowers, issuers or guarantors thereunder or (ii) whether or not the credit agreement referred to in clause (i) above remains outstanding, if designated by BCI to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments), or (C) instruments or agreements evidencing any other Indebtedness in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“cross-acceleration provision” shall have the meaning assigned in clause (m)(6) of this paragraph 5.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by BCI or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate of BCI, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Designated Preferred Stock” means Preferred Stock of BCI or any direct or indirect parent company of BCI, as applicable (other than Disqualified Stock), that is issued for cash (other than to BCI or any of its Subsidiaries or an employee stock ownership plan or trust established by BCI or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate of BCI, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (h)(D)(a)(iii) of this paragraph 5.

“Determination Date” with respect to a Dividend Period will be the second London Banking Day preceding the first day of such Dividend Period.

“disposition” shall have the meaning assigned in the definition of “Asset Sale”.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided, however, that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Series A Preferred Stock and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Series A Preferred Stock (including the purchase of any Series A Preferred Stock tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after October 15, 2014;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of BCI or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by BCI in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dividend Payment Date” shall have the meaning assigned in clause (c)(C) of this paragraph 5.

“Dividend Period” means the period commencing on and including a Dividend Payment Date and ending on and including the day immediately preceding the next succeeding Dividend Payment Date, with the exception that in the case of Holders receiving shares of Series A Preferred Stock on or prior to November 14, 2005, the first Dividend Period shall commence on and include the Accrual Date and end on and include November 14, 2005.

“EBITDA” means Adjusted EBITDA but without giving effect to clauses (9), (10) and (11) contained in the definition thereof set forth above.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after August 12, 2004 of common stock or Preferred Stock of BCI or any direct or indirect parent company of BCI, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to BCI’s or such direct or indirect parent company’s common stock registered on Form S-8;

(2) any such public or private sale that constitutes an Excluded Contribution; and

(3) any Cash Contribution Amount.

“Escrow Agent” means the party so designated in the Escrow Agreement.

“Escrow Agreement” means the escrow agreement among Hexion Escrow Corp., BCI and the Escrow Agent.

“Escrow Merger” means the merger of Hexion Escrow Corp. with and into BCI with BCI surviving such merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Securities” means the Series A Preferred Stock in connection with the Registered Exchange Offer pursuant to the Registration Rights Agreement.

“Excluded Contributions” means the net cash proceeds received by BCI after August 12, 2004 from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of BCI or to any BCI or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of BCI,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate of BCI, the cash proceeds of which are excluded from the calculation set forth in clause (h)(D)(a)(iii) of this paragraph 5.

“Existing Debentures” means BCI’s 7.875% Debentures due 2023, 8.375% Sinking Fund Debentures due 2016 and 9.2% Debentures due 2021 and the Parish of Ascension, State of Louisiana Pollution Control Revenue Refunding Bonds (Borden, Inc. Project Series 1992) (and the related guarantees of such Refunding Bonds).

“Existing Indenture” means the Indenture dated as of August 12, 2004, among the Issuers, the Guarantors and the Trustee.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that BCI or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions or dispositions of operating units of a business, mergers, consolidations, discontinued operations (as determined in accordance with GAAP), and business realignment projects and initiatives, restructurings and reorganizations (each a “pro forma event”) that BCI or any of its Restricted Subsidiaries has both determined to make and made after August 12, 2004 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions or dispositions of an operating unit of a business, mergers, consolidations, discontinued operations and business realignment projects and initiatives, restructurings and reorganizations (and the change of any associated fixed charge obligations, Consolidated Interest Expense and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period any Person that subsequently became a Restricted Subsidiary of BCI or was merged with or into BCI or any Restricted Subsidiary of BCI since the beginning of such period shall have made any Investment, acquisition or disposition of an operating unit of a business, merger, consolidation, discontinued operation or business realignment project or initiative, restructuring or reorganization, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation, business realignment project or initiative, restructuring, or reorganization had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of BCI. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of BCI as set forth in an Officers’ Certificate of BCI, to reflect (i) operating expense reductions, other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions) and (ii) all adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (3) to the “Offering Circular Summary—Summary Historical, Pro Forma and Other Financial Data” in the Original Offering Circular to the extent such adjustments, without duplication, continue to be applicable to such four quarter period.

“Fixed Dividend Rate” shall have the meaning assigned in clause (c)(B) of this paragraph 5.

“Fixed Rate Option” shall have the meaning assigned in clause (c)(B) of this paragraph 5.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case which were in effect on August 12, 2004.

“Global Securities” means one or more permanent global securities in definitive, fully registered form for shares of Series A Preferred Stock.

“Global Securities Procedures” means the procedures for the transfer of Global Securities, as such provisions shall be delivered by BCI to the Transfer Agent from time to time.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuers under the Existing Indenture and the Notes by any Person in accordance with the provisions of the Existing Indenture.

“Guarantor” means any Person that Incurs a Guarantee with respect to the Notes; provided, however, that upon the release or discharge of such Person from its Guarantee in accordance with the Existing Indenture, such Person ceases to be a Guarantor.

“HAI” means HA-International, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “Holder” means the Person in whose name a Note or share of Series A Preferred Stock, as the context requires, is registered on the applicable registrar’s books.

“Hexion” means Hexion Specialty Chemicals, Inc., a New Jersey corporation (formerly known as BCI prior to the consummation of the Combinations), and any successor in interest thereto.

“Hexion Escrow Corp.” means Hexion Escrow Corp., a New Jersey corporation, and any successor in interest thereto.

“Hexion LLC” means Hexion LLC, a Delaware limited liability company, and any successor in interest thereto.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, Notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to BCI and its Restricted Subsidiaries, the amount then outstanding (including amounts advanced, and received by, and available for use by, BCI or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of BCI or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of BCI, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse First Boston LLC, Goldman, Sachs & Co., Lehman Brothers, Inc., Lehman Commercial Paper Inc. and J.P. Morgan Securities Inc.

“Initial Series A Preferred Stock” means the initial 14,000,000 shares of Series A Preferred Stock issued as provided pursuant to clause (b)(D)(1)(i) of this paragraph 5.

“Intercreditor Agreement” means the amended and restated intercreditor agreement among Fleet Capital Corporation, as agent under the Senior Credit Documents, the Trustee, the Issuers, BCI and each Subsidiary Guarantor, as it may be amended from time to time in accordance with the Existing Indenture.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) above which fund may also hold immaterial amounts of cash pending investment or distribution, and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of BCI in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described in clause (h)(D) of this paragraph 5:

(1) “Investments” shall include the portion (proportionate to BCI’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of BCI at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, BCI shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(A) BCI’s “Investment” in such Subsidiary at the time of such redesignation, less;

(B) the portion (proportionate to BCI’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of BCI.

“Issuers” means the U.S. Issuer and the Canadian Issuer.

“judgment default provision” shall have the meaning assigned in clause (m)(9) of this paragraph 5.

“Junior Stock” means any common stock of BCI and each class of capital stock or series of preferred stock, the terms of which expressly provide that such class or series ranks junior to the Series A Preferred Stock as to dividend rights or rights upon the BCI’s liquidation, winding-up or dissolution.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“LIBOR,” with respect to a Dividend Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Dividend Period will be arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Dividend Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Dividend Period will be the rate in effect with respect to the immediately preceding Dividend Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Management Group” means all of the individuals consisting of the directors, executive officers and other management personnel of BCI or any direct or indirect parent company of BCI, as the case may be, on August 12, 2004 together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of BCI or any direct or indirect parent company of BCI, as the case may be, as applicable, was approved by (x) a vote of a majority of the directors of BCI or any direct or indirect parent of BCI as applicable, then still in office who were either directors on August 12, 2004 or whose election or nomination was previously so approved or (y) the Permitted Holders and (2) executive officers and other management personnel of BCI or any direct or indirect parent company of BCI, as the case may be, as applicable, hired at a time when the directors on August 12, 2004 together with the directors so approved constituted a majority of the directors of BCI or any direct or indirect parent company of BCI, as the case may be, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by BCI or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of clause (h)(F) of this paragraph 5) to be paid as a result of such transaction (including to obtain any required consent therefore), and any deduction of appropriate amounts to be provided by BCI as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by BCI after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” means any securities issued under the Existing Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided, however, that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of such Notes.

“Off-Balance Sheet Financing Amount” means, at any date, with respect to any Qualified Receivables Financing, the face or notional amount of any interest in assets of the type described in the definition of the term Qualified Receivables Financing transferred to a Receivables Subsidiary in connection with such Qualified Receivables Financing by or on behalf of BCI or any of its Subsidiaries.

“Offer Period” shall have the meaning assigned in clause (h)(F) of this paragraph 5.

“Offering Circular” means the offering circular dated May 16, 2005, with respect to the Preferred Stock of Hexion Escrow Corp.

“Officer” means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person.

“Officers’ Certificate” means a certificate signed on behalf of any Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person that meets the requirements set forth in the Existing Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Transfer Agent. The counsel may be an employee of or counsel to BCI or the Transfer Agent.

“Original Offering Circular” means the offering circular dated August 4, 2004, with respect to the Notes issued August 12, 2004 under the Existing Indenture.

“Original Transaction” means the acquisition by BHI Investment, LLC, of all of the outstanding capital stock of Borden Holdings, Inc. pursuant to the Stock Purchase Agreement; the redemption or cancellation of all of the outstanding capital stock of BCI held by management; and the related corporate reorganization of BCI and BCI’s foreign subsidiaries.

“Parity Stock” means any class of capital stock or series of preferred stock, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights or rights upon BCI’s liquidation, winding-up or dissolution.

“Paying Agent” shall have the meaning assigned in clause (b)(E)(1)(ii) of this paragraph 5.

“Permitted Holders” means, at any time, each of (i) the Sponsor and (ii) the Management Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this paragraph 5 will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means:

(1) any Investment in BCI or any Restricted Subsidiary of BCI;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by BCI or any Restricted Subsidiary of BCI in a Person that is primarily engaged, directly or indirectly, in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of BCI, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, BCI or a Restricted Subsidiary of BCI;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of clause (h)(F) of this paragraph 5 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on August 12, 2004;

(6) advances to employees not in excess of $15 million outstanding at any one time in the aggregate;

(7) any Investment acquired by BCI or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or claims held by BCI or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of foreclosure by BCI or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (h)(C)(i) of this paragraph 5;

(9) any Investment by BCI or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed $75 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of BCI at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of BCI after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by BCI or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed the greater of (a) $75 million and (b) 7.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of BCI or any direct or indirect parent company of BCI, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (h)(D)(a)(iii) of this paragraph 5;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with clause (h)(G) (except transactions described in clauses (2), (6), (7) and (11) thereof) of this paragraph 5;

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described in clause (h)(C) of this paragraph 5 and guarantees by future Restricted Subsidiaries of BCI for the benefit of the holders of the Notes;

(16) any Investment by Restricted Subsidiaries of BCI in other Restricted Subsidiaries of BCI and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of BCI;

(17) Investments consisting of purchases and acquisitions of real estate, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described in clause (h)(F) of this paragraph 5; and

(20) additional Investments in joint ventures of BCI or any of its Restricted Subsidiaries existing on August 12, 2004 in an aggregate amount not to exceed $15 million.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. Federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. Federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“primary obligation” shall have the meaning assigned in the definition of “Contingent Obligations”.

“primary obligor” shall have the meaning assigned in the definition of “Contingent Obligations”.

“Private Exchange” means the offer by BCI, pursuant to the Registration Rights Agreement, to the Initial Purchasers to issue and deliver to each such Initial Purchaser, in exchange for the Initial Series A Preferred Stock held by such Initial Purchaser as part of the initial distribution of such Initial Series A Preferred Stock, a like aggregate number of shares of Private Exchange Securities.

“Private Exchange Securities” means any Series A Preferred Stock issued in connection with a Private Exchange.

“protected purchaser” shall have the meaning assigned in clause (b)(I)(1)(b) of this paragraph 5.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from BCI or any Subsidiary of BCI to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of BCI shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to BCI and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by BCI), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by BCI) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of BCI or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by BCI or any of its Subsidiaries pursuant to which BCI or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by BCI or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of BCI or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by BCI or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of BCI (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with BCI in which BCI or any Subsidiary of BCI makes an Investment and to which BCI or any Subsidiary of BCI transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of BCI and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of BCI (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by BCI or any other Subsidiary of BCI (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates BCI or any other Subsidiary of BCI in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of BCI or any other Subsidiary of BCI, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither BCI nor any other Subsidiary of BCI has any material contract, agreement, arrangement or understanding other than on terms which BCI reasonably believes to be no less favorable to BCI or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of BCI, and

(c) to which neither BCI nor any other Subsidiary of BCI has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of BCI shall be evidenced to the Transfer Agent by filing with the Transfer Agent a certified copy of the resolution of the Board of Directors of BCI giving effect to such designation and an Officers’ Certificate of BCI certifying that such designation complied with the foregoing conditions.

“Record Date” shall have the meaning assigned in clause (c)(C) of this paragraph 5.

“Refinancing Indebtedness” shall have the meaning assigned in clause (h)(C)(m) of this paragraph 5.

“Refunding Capital Stock” shall have the meaning assigned in clause h(D)(b)(2)(A) of this paragraph 5.

“Registered Exchange Offer” means the offer by BCI, pursuant to the Registration Rights Agreement, to certain Holders of Series A Preferred Stock, to issue and deliver to such Holders, in exchange for the Series A Preferred Stock, a like aggregate number of shares of Exchange Securities registered under the Securities Act.

“Registration Rights Agreement” means the Registration Rights Agreement dated May 20, 2005, among BCI and the Initial Purchasers.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning assigned in clause (h)(D) of this paragraph 5.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person; provided, however, that, unless HAI would be a Subsidiary without giving effect to the specific 50% test for HAI as set forth in the definition of “Subsidiary,” HAI will not be treated as a Restricted Subsidiary that is subject to the covenants described in clause (h) of this paragraph 5. Unless otherwise indicated in this paragraph 5, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of BCI.

“Retired Capital Stock” shall have the meaning assigned in clause (h)(D)(b)(2)(A) of this paragraph 5.

“RPP” means Resolution Performance Products, Inc.

“RPP Indentures” means (a) the Indenture dated as of December 22, 2003 governing RPP’s 8% Senior Secured Notes due 2009, (b) the Indenture dated as of April 9, 2003, governing RPP’s 9 1/2% Senior Second Secured Notes due 2010 and (c) the Indenture dated as of November 14, 2000, governing RPP’s 13 1/2% Senior Subordinated Notes due 2010.

“RSM” means Resolution Specialty Materials, Inc.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by BCI or a Restricted Subsidiary whereby BCI or a Restricted Subsidiary transfers such property to a Person and BCI or such Restricted Subsidiary leases it from such Person, other than leases between BCI and a Restricted Subsidiary of BCI or between Restricted Subsidiaries of BCI.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Existing Indenture.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Senior Stock” means each class of capital stock or series of preferred stock, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon BCI’s liquidation, winding-up or dissolution.

“Series A Preferred Stock” means the Series A Floating Rate Preferred Stock of BCI established pursuant to this paragraph 5.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of BCI within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of BCI and its Subsidiaries as of the date of the acquisition of BCI pursuant to the Stock Purchase Agreement or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Special Redemption Provision” shall have the meaning assigned in clause (f)(C) of this paragraph 5.

“Specified Person” shall have the meaning assigned in the definition of “Consolidated Interest Expense”.

“Sponsor” means Apollo Management, L.P., one or more investment funds controlled by Apollo Management, L.P. and any of their respective Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by BCI or any Subsidiary of BCI which BCI has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of July 5, 2004, among BHI Investment, LLC, a Delaware limited liability company, BW Holdings LLC, a Delaware limited liability company, Borden Holdings, Inc., BCI, Craig O. Morrison and Joseph P. Bevilaqua, as amended up to and including August 12, 2004.

“Subordinated Indebtedness” means (a) with respect to the Issuers, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity (or, in the case of HAI, such Person or any Restricted Subsidiary of such Person has the right to designate at least 50% of the members of the board of directors of such entity).

“Subsidiary Guarantor” means any Restricted Subsidiary that Incurs a Guarantee; provided, however, that upon the release or discharge of such Restricted Subsidiary from its Guarantee in accordance with the Existing Indenture, such Restricted Subsidiary will cease to be a Subsidiary Guarantor.

“Tax Distributions” means any dividends and distributions described in the covenant described in clause (h)(D)(b)(12) of this paragraph 5.

“termination option” shall have the meaning assigned in clause (p) of this paragraph 5.

“Total Assets” means the total consolidated assets of BCI and its Restricted Subsidiaries, as shown on the most recent balance sheet of BCI.

“Transfer Agent” means UMB Bank, N.A., until a successor replaces it and, thereafter, means the successor.

“Transaction Agreement” means the Transaction Agreement dated as of April 22, 2005, among RPP Holdings LLC, a Delaware limited liability company, Resolution Specialty Materials Holdings LLC, a Delaware limited liability company, BHI Acquisition Corp., BHI Merger Sub One Inc., BHI Merger Sub Two Inc. and BCI.

“Transactions” will have the meaning ascribed thereto in the Offering Circular, including the refinancing of the bridge loans Incurred to finance the acquisition of Bakelite Aktiengesellschaft.

“Treasury Rate” means with respect to the Series A Preferred Stock, as of the applicable redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 15, 2010; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to May 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trigger” means any event which is, or after notice or passage of time or both would be, a Trigger Event.

“Trigger Event” shall have the meaning assigned in clause (m) of this paragraph 5 and as further described in this paragraph 5.

“Trustee” means the respective party named as such in the Existing Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of BCI that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of BCI in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of BCI may designate any Subsidiary of BCI (including any newly acquired or newly formed Subsidiary of BCI but excluding the Issuers) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, BCI or any other Subsidiary of BCI that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of BCI or any of its Restricted Subsidiaries; provided further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described in clause (h)(D) of this paragraph 5.

The Board of Directors of BCI may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) BCI could Incur $1.00 of additional Indebtedness pursuant to the Fixed Coverage Ratio test described in clause (h)(C) of this paragraph 5 or (2) the Fixed Charge Coverage Ratio for BCI and its Restricted Subsidiaries would be greater than such ratio for BCI and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Trigger Event shall have occurred and be continuing.

Any such designation by the Board of Directors of BCI shall be evidenced to the Transfer Agent by promptly filing with the Transfer Agent a copy of the resolution of the Board of Directors of BCI giving effect to such designation and an Officers’ Certificate of BCI certifying that such designation complied with the foregoing provisions.

“U.S. Issuer” means Borden U.S. Finance Corp., a Delaware corporation, and any successor in interest thereto.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

(B) Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(7) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(8) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; and

(9) any calculation (after consummation of the Escrow Merger) relating to the period beginning on August 12, 2004 will include BCI and its applicable Restricted Subsidiaries.

(b) General.

(A) Designation and Amount. The 60,000,000 shares designated as “Series A Preferred Stock” shall have a par value of $0.01 per share.

(B) Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights upon BCI’s liquidation, winding-up or dissolution, rank (i) senior to all classes of any Junior Stock (including common stock); (ii) on a parity, in all respects, with any Parity Stock; and (iii) junior to any Senior Stock.

(C) Form and Dating. The Series A Preferred Stock may have notations, legends or endorsements required by law, stock exchange rule, agreements to which BCI is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to BCI). Each share of Series A Preferred Stock shall be dated the date of its issue. The Series A Preferred Stock shall be issuable only in registered form.

(D) Execution and Authentication. (1) BCI shall cause the Transfer Agent to authenticate and make available for delivery, upon a written order of BCI signed by one Officer of BCI, (i) one or more share certificates evidencing Series A Preferred Stock for original issue on the effective date of the Escrow Merger in an aggregate number of shares of 14,000,000, (ii) one or more share certificates evidencing any additional shares of Series A Preferred Stock to be issued pursuant to clause (c) of this paragraph 5 and (iii) one or more share certificates evidencing Exchange Securities for issue in a Registered Exchange Offer or Private Exchange pursuant to a Registration Rights Agreement for a like number of shares of Series A Preferred Stock the outstanding, which Exchange Securities will replace such outstanding Series A Preferred Stock. Each such order shall specify the number of shares of the Series A Preferred Stock for which share certificates are to be authenticated and the date on which such certificates evidencing shares of Series A Preferred Stock are to be authenticated.

(2) One Officer of BCI shall sign certificates evidencing the Series A Preferred Stock for BCI by manual signature.

(3) If an Officer of BCI whose signature is on a certificate evidencing any shares of the Series A Preferred Stock no longer holds that office at the time the Transfer Agent authenticates such certificate evidencing shares of the Series A Preferred Stock, such certificate evidencing such shares of the Series A Preferred Stock shall be valid nevertheless.

(4) A certificate evidencing shares of the Series A Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication for such certificate evidencing such shares of the Series A Preferred Stock. The signature shall be conclusive evidence that the Series A Preferred Stock has been authenticated under this paragraph 5.

(5) The Transfer Agent may appoint one or more authenticating agents reasonably acceptable to BCI to authenticate certificates evidencing shares of the Series A Preferred Stock. Any such appointment shall be evidenced by an instrument signed by the Transfer Agent, a copy of which shall be furnished to BCI Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates evidencing shares of the Series A Preferred Stock whenever the Transfer Agent may do so. Each reference in this paragraph 5 to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

(E) Transfer Agent and Paying Agent. (1) BCI shall maintain (i) an office or agency where certificates evidencing shares of Series A Preferred Stock may be presented for registration of transfer or for exchange, and (ii) an office or agency in the Borough of Manhattan, the City of New York, the State of New York where certificates evidencing shares of Series A Preferred Stock may be presented for payment (the “Paying Agent”). BCI shall cause the Transfer Agent to keep a register of the Series A Preferred Stock and of their transfer and exchange. BCI may have one or more co-transfer agents and one or more additional paying agents. The term “Transfer Agent” includes any co-transfer agents. BCI initially appoints UMB Bank, N.A. as (i) Transfer Agent and Paying Agent in connection with the Series A Preferred Stock and (ii) the custodian with respect to the Global Securities.

(2) BCI shall enter into an appropriate agency agreement with any Transfer Agent or Paying Agent, which shall implement the provisions of this paragraph 5 that relate to such agent.

(3) BCI may remove any Transfer Agent or Paying Agent upon written notice to such Transfer Agent or Paying Agent; provided, however, that no such removal shall become effective until if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by BCI and such successor Transfer Agent or Paying Agent, as the case may be. The Transfer Agent or Paying Agent may resign at any time upon written notice to BCI; provided, however, that the Transfer Agent may resign as Paying Agent only if the Transfer Agent also resigns as Transfer Agent.

(F) Paying Agent To Hold Money in Trust. Subject to legally available funds, prior to the redemption or repurchase of any shares of Series A Preferred Stock on each Dividend Payment Date, BCI shall deposit with each Paying Agent a sum sufficient to redeem or repurchase such shares or pay such dividends when so becoming due. BCI shall require each Paying Agent (other than the Transfer Agent) to agree in writing that a Paying Agent shall hold in trust for the benefit of Holders or the Transfer Agent all money held by a Paying Agent for the redemption or repurchase of any shares of Series A Preferred Stock or payment of dividends on the Series A Preferred Stock, and shall notify the Transfer Agent of any failure by BCI in making any such payment. BCI at any time may require a Paying Agent to pay all money held by it to the Transfer Agent and to account for any funds disbursed by such Paying Agent. Upon complying with this clause (F), a Paying Agent shall have no further liability for the money delivered to the Transfer Agent.

(G) Holder Lists. BCI shall cause the Transfer Agent to preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Transfer Agent is not the Paying Agent, BCI shall furnish, or cause the Transfer Agent to furnish, to the Paying Agent, in writing at least five Business Days before each Dividend Payment Date and at such other times as the Paying Agent may request in writing, a list in such form and as of such date as the Paying Agent may reasonably require of the names and addresses of Holders.

(H) Transfer and Exchange. (1) Certificates evidencing shares of the Series A Preferred Stock shall be issued in registered form and shall be transferable on BCI’s stock register only upon the surrender of such certificate evidencing shares of the Series A Preferred Stock for registration of transfer and in compliance with the Global Securities Procedures. When a certificate evidencing shares of Series A Preferred Stock is presented to the Transfer Agent with a request to register a transfer, the Transfer Agent shall register the transfer as requested if its requirements therefor are met. When certificates evidencing shares of Series A Preferred Stock are presented to the Transfer Agent with a request to exchange them for certificates evidencing an equal number of shares of Series A Preferred Stock of other denominations, the Transfer Agent shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, BCI shall issue certificates evidencing shares of the Series A Preferred Stock at the Transfer Agent’s request and the Transfer Agent shall authenticate such certificates evidencing shares from time to time. BCI may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this clause (H). BCI shall not be required to make, and the Transfer Agent need not register, transfers or exchanges of shares of the Series A Preferred Stock selected for redemption (except, in the case of shares of the Series A

Preferred Stock to be redeemed in part, the portion thereof not to be redeemed) or of any shares of Series A Preferred Stock for a period of 15 days before a selection of Series A Preferred Stock to be redeemed.

(2) Prior to the due presentation for registration of transfer of any certificate evidencing shares of Series A Preferred Stock, BCI, the Transfer Agent and each Paying Agent may deem and treat the Person in whose name a share of Series A Preferred Stock is registered as the absolute owner of such share of Series A Preferred Stock for the purpose of redeeming or repurchasing such share of Series A Preferred Stock or receiving payment of dividends, if any, on such share of Series A Preferred Stock and for all other purposes whatsoever, whether or not such dividends on share of Series A Preferred Stock is overdue, and none of BCI, the Transfer Agent or a Paying Agent shall be affected by notice to the contrary.

(3) Any Holder of a beneficial interest in a Global Security shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Security may be effected only through a book-entry system maintained by (a) the Holder of such Global Security (or its agent) or (b) any Holder of a beneficial interest in such Global Security, and that ownership of a beneficial interest in such Global Security shall be required to be reflected in a book entry.

(4) All shares of Series A Preferred Stock issued upon any transfer or exchange pursuant to the terms of this paragraph 5 shall evidence the same securities and shall be entitled to the same benefits under this paragraph 5 as the shares of Series A Preferred Stock surrendered upon such transfer or exchange.

(I) Replacement Certificate. (1) If a mutilated certificate evidencing shares of Series A Preferred Stock is surrendered to the Transfer Agent or if the Holder of a certificate evidencing shares of Series A Preferred Stock claims that such certificate has been lost, destroyed or wrongfully taken, BCI shall issue and the Transfer Agent shall authenticate a replacement certificate if the requirements of the Uniform Commercial Code are met, such that the Holder (a) satisfies BCI or the Transfer Agent within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Transfer Agent does not register a transfer prior to receiving such notification, (b) makes such request to BCI or the Transfer Agent prior to the certificate being acquired by a protected purchaser as defined in Section 8—303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Transfer Agent. If required by the Transfer Agent or BCI, such Holder shall furnish an indemnity bond sufficient in the judgment of the Transfer Agent to protect BCI, the Transfer Agent and any Paying Agent from any loss that any of them may suffer if a certificate is replaced. BCI and the Transfer Agent may charge the Holder for their expenses in replacing a certificate (including attorneys’ fees and disbursements in replacing such certificate). In the event any such mutilated, lost, destroyed or wrongfully taken certificate has become or is about to become due and payable, BCI in its discretion may repurchase such shares of Series A Preferred Stock instead of issuing a new certificate in replacement thereof.

(2) Every replacement certificate evidencing shares of Series A Preferred Stock is an additional obligation of BCI

(3) The provisions of this clause (I) are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken certificates evidencing shares of Series A Preferred Stock.

(J) Outstanding Series A Preferred Stock. (1) Shares of Series A Preferred Stock outstanding at any time are all the shares of Series A Preferred Stock in respect of which the Transfer Agent has authenticated share certificates except for those canceled by the Transfer Agent, those delivered to the Transfer Agent for cancelation, those repurchased and those described in this clause (J) as not outstanding. Shares of Series A Preferred Stock do not cease to be outstanding because BCI or an Affiliate of BCI holds the shares of Series A Preferred Stock.

(2) If a certificate evidencing shares of Series A Preferred Stock is replaced (other than a mutilated certificate evidencing shares of Series A Preferred Stock surrendered for replacement), such shares cease to be outstanding unless the Transfer Agent and BCI receive proof satisfactory to them that the replaced certificate evidencing shares of Series A Preferred Stock is held by a protected purchaser. A mutilated certificate evidencing shares of Series A Preferred Stock ceases to be outstanding upon surrender of such certificate and replacement thereof.

(3) If a Paying Agent segregates and holds in trust, in accordance with this paragraph 5, on a repurchase date or redemption date money sufficient to repurchase or redeem, as the case may be, shares of Series A Preferred Stock and pay all dividends payable on that date with respect to the shares of the Series A Preferred Stock (or portions thereof) to be repurchased or redeemed, as the case may be, then on and after that date such shares of Series A Preferred Stock (or portions thereof) cease to be outstanding and dividends on them cease to accrue.

(K) Cancellation. BCI at any time may deliver certificates evidencing shares of Series A Preferred Stock to the Transfer Agent for cancellation. Each Paying Agent shall forward to the Transfer Agent any certificates evidencing shares of Series A Preferred Stock surrendered to them for registration of transfer, exchange or payment. The Transfer Agent and no one else shall cancel all certificates evidencing shares of Series A Preferred Stock surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled certificates evidencing shares of Series A Preferred Stock in accordance with its customary procedures or deliver canceled certificates evidencing shares of Series A Preferred Stock to BCI pursuant to written direction by an Officer of BCI. BCI may not issue new shares of Series A Preferred Stock to replace shares of Series A Preferred Stock it has redeemed, repurchased or delivered to the Transfer Agent for cancellation. The Transfer Agent shall not authenticate shares of Series A Preferred Stock in place of canceled shares of Series A Preferred Stock other than pursuant to the terms of this paragraph 5.

(L) Failure to Pay Dividends. If BCI fails to pay dividends on the Series A Preferred Stock, BCI shall pay such dividends then borne by the Series A Preferred Stock, as the case may be, in any lawful manner. BCI may pay such dividends to the Persons who are Holders on a subsequent special record date. BCI shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Transfer Agent and shall promptly mail or cause to be mailed to each affected Holder a notice that states the special record date, the payment date and the amount of such dividends that BCI failed to pay.

(M) CUSIP Numbers, ISINs, etc. BCI in issuing the Series A Preferred Stock may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use) and, if so, the Transfer Agent shall use CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Series A Preferred Stock or as contained in any notice of a redemption, that reliance may be placed only on the other identification numbers printed on the Series A Preferred Stock and that any such redemption shall not be affected by any defect in or omission of such numbers. BCI shall advise the Transfer Agent of any change in the CUSIP numbers, ISINs and “Common Code” numbers.

(N) Calculation of Number of Shares of Series A Preferred Stock. The aggregate number of shares of the Series A Preferred Stock, at any date of determination, shall be the number of shares of the Series A Preferred Stock outstanding at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the number of shares of all the Series A Preferred Stock then outstanding, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the number of shares, as of such date of determination, of Series A Preferred Stock, the Holders of which have so consented by (b) the aggregate number of shares, as of such date of determination, of the Series A Preferred Stock then outstanding. Any such calculation made pursuant to this clause (N) shall be made by BCI and delivered to the Transfer Agent pursuant to an Officers’ Certificate of BCI

(O) Without Consent of the Holders. BCI and the Transfer Agent may amend this paragraph 5 without notice to or consent of any Holder:

(1) to cure any ambiguity, omission, defect, mistake or inconsistency;

(2) to comply with clause (i) of this paragraph 5;

(3) to provide for uncertificated Series A Preferred Stock in addition to or in place of certificated Series A Preferred Stock; provided, however, that the uncertificated shares of Series A Preferred Stock are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Series A Preferred Stock are described in Section 163(f)(2)(B) of the Code;

(4) to add to the covenants of BCI or BCI for the benefit of the Holders or to surrender any right or power herein conferred upon BCI;

(5) to make any change that does not adversely affect the rights of any Holder;

(6) to provide for the issuance of the Exchange Securities, which shall have terms substantially identical in all material respects to the Initial Series A Preferred Stock; or

(7) to make any amendment to the provisions of this paragraph 5 relating to the transfer and legending of Series A Preferred Stock; provided, however, that (a) compliance with this paragraph 5 as so amended would not result in Series A Preferred Stock being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Series A Preferred Stock.

(P) Notation on or Exchange of Series A Preferred Stock. If an amendment, supplement or waiver changes the terms of the Series A Preferred Stock, BCI may require the Holder of the Series A Preferred Stock to deliver the certificate evidencing such Series A Preferred Stock to the Transfer Agent. The Transfer Agent may place an appropriate notation on the certificate evidencing such Series A Preferred Stock regarding the changed terms and return it to the Holder. Alternatively, if BCI or the Transfer Agent so determines, BCI in exchange for the certificate evidencing such Series A Preferred Stock shall issue and the Transfer Agent shall authenticate a new certificate evidencing such Series A Preferred Stock that reflects the changed terms. Failure to make the appropriate notation or to issue a new certificate evidencing such Series A Preferred Stock shall not affect the validity of such amendment, supplement or waiver. After an amendment under this clause (P) becomes effective, BCI shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this clause (P).

(Q) Legal Holidays. If a Dividend Payment Date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no additional dividends shall accrue on any amount that would have been otherwise payable on such Dividend Payment Date if it were a Business Day for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

(c) Dividends.

(A) Dividend Rate. The Series A Preferred Stock will accumulate cumulative preferential dividends from the date of issue or, in the case of Holders receiving shares of Series A Preferred Stock as a result of the Escrow Merger, the Accrual Date accruing on the amount of the liquidation preference, at the rates and during the time periods set forth below (subject to increase as described under clause (F) below):

Period	Dividend Rate

From Accrual Date through and including November 14, 2005	LIBOR plus 800 basis points

From November 15, 2005 through and including May 14, 2006	LIBOR plus 875 basis points

From May 15, 2006 through and including November 14, 2006	LIBOR plus 950 basis points

From November 15, 2006 through and including May 14, 2007	LIBOR plus 1,025 basis points

From May 15, 2007 and thereafter	LIBOR plus 1,100 basis points

(B) Accrual and Payment of Dividends. Dividends, whether or not declared, accumulate and compound semiannually on each Dividend Payment Date until declared and paid. BCI may, at its option (the “Fixed Rate Option”), on or after May 15, 2007, convert the Preferred Stock from a floating rate security to a fixed rate security at an annual dividend rate equal to 14% (the “Fixed Dividend Rate”). Until and including May 15, 2010, dividends, if and when declared, will be payable through the issuance of a number of additional shares of Series A Preferred Stock with an aggregate liquidation preference equal to the dividend amount payable on the applicable Dividend Payment Date. After May 15, 2010, all dividends, if and when declared, will be payable solely in cash.

(C) Payment Dates. Dividends on the Series A Preferred Stock will be payable semiannually on May 15 and November 15 of each year, commencing November 15, 2005 (each, a “Dividend Payment Date”), and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Accrual Date in the case of Holders receiving shares of Series A Preferred Stock as a result of the Escrow Merger, or the applicable issuance date thereafter, of the Series A Preferred Stock, whether or not on any scheduled Dividend Payment Date BCI could have legally paid such dividends. Dividends will be payable to holders of record as they appear on

BCI’s stock register for the Series A Preferred Stock on the immediately preceding May 1 and November 1 (each, a “Record Date”). Dividends payable on the Series A Preferred Stock for any period less than a full dividend period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months.

(D) Payments. No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock.

(E) Limitations on Dividends. Other than any dividends or distributions declared, made or paid, or set apart for payment,

(i) in an aggregate amount not to exceed $550,000,000 paid using the proceeds of Hexion Escrow Corp.’s Series A Preferred Stock offering, borrowings or other available cash,

(ii) to fund payments by the direct or indirect parent company of BCI of any appraisal rights exercised in connection with the transactions contemplated by the Transaction Agreement,

(iii) as permitted to be made pursuant to clause (h)(D)(b)(2), (h)(D)(b)(4) (but excluding clause (A) thereof), (h)(D)(b)(12)(B) or (h)(D)(b)(13)(A) of this paragraph 5; provided, however, that any Equity Interests issued in exchange for any Retired Capital Stock pursuant to clause (h)(D)(b)(2) and any Equity Interests the proceeds of which are used to repurchase, retire or otherwise acquire any Retired Capital Stock pursuant to clause (h)(D)(b)(2), may not be issued in connection with an investment, direct or indirect, in BCI by any Person other than the Sponsor or the Management Group (it being understood that the foregoing proviso will not apply to the exchange by Hexion LLC of all or substantially all of its assets in exchange for common stock of Hexion in connection with the proposed initial public offering of Hexion),

(iv) fees and expenses incurred in connection with the Transactions or the exchange offers, if applicable, in an aggregate amount not to exceed $15,000,000 or

(v) as required with respect to the Series A Preferred Stock pursuant to its terms,

no dividends or other distributions may be declared, made or paid, or set apart for payment upon, any Senior Stock, Parity Stock or Junior Stock, nor may any Senior Stock, Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Senior Stock, Parity Stock or Junior Stock) by or on behalf of BCI prior to the redemption in full of the Series A Preferred Stock. Holders of shares of the Series A Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

(F) Additional Dividends. The dividend rate on the Series A Preferred Stock will be increased from time to time to the extent required (x) pursuant to the Registration Rights Agreement or (y) upon a Trigger Event, as described in clause (m) of this paragraph 5.

(d) Preference on Liquidation.

(A) Liquidation Preference for Series A Preferred Stock. In the event of BCI’s voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series A Preferred Stock will be entitled to receive and to be paid out of BCI’s assets available for distribution to BCI’s stockholders, before any payment or distribution is made to holders of Junior Stock (including common stock), a liquidation preference in an amount of $25 per share of the Series A Preferred Stock, plus accrued and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution.

(B) Pro Rata Payments. If, upon BCI’s voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Series A Preferred Stock and all Parity Stock plus accrued and unpaid dividends are not paid in full, the holders of the Series A Preferred Stock and the Parity Stock will share equally and ratably in any distribution of BCI’s assets available for distribution to BCI’s stockholders in proportion to the full liquidation preference and accrued and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accrued and unpaid dividends to which they are entitled, the holders of the Series A Preferred Stock will have no right or claim to any of BCI’s remaining assets.

(C) Sale Not a Liquidation. Neither the sale of all or substantially all the BCI’s assets or business (other than in connection with BCI’s liquidation, winding-up or dissolution), nor BCI’s merger or consolidation into or with any other person, will be deemed to be BCI’s voluntary or involuntary liquidation, winding-up or dissolution.

(e) Voting.

(A) Right to Vote. The holders of the Series A Preferred Stock will have no voting rights except as set forth below or as otherwise required by New Jersey law from time to time.

(B) Voting Rights in Default. Upon the occurrence of any Trigger Event, the holders of the Series A Preferred Stock will be entitled at BCI’s next regular or special meeting of stockholders to elect one director to the Board of Directors of BCI by the affirmative vote of a majority of the votes cast. The voting rights and the term of the director so elected will continue until such time as all Trigger Events have been cured or waived.

(C) Senior Stock. The affirmative vote or written consent of the holders of at least 66 2/3% of the outstanding Series A Preferred Stock will be required for the authorization or issuance of any class or series of Senior Stock (or any security convertible into Senior Stock) and for amendments to the Certificate of Incorporation of BCI that would affect adversely the rights of holders of the Series A Preferred Stock.

(D) Parity Stock and Junior Stock. The authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Series A Preferred Stock or Parity Stock or Junior Stock will not require the consent of the holders of the Series A Preferred Stock, and will not be deemed to affect adversely the rights of the holders of the Series A Preferred Stock.

(E) IPO. Each holder of Series A Preferred Stock acknowledges that such holder will not be entitled to vote or take other action on (i) any amendment to the Certificate of Incorporation of BCI to be made and as disclosed in the S-1 filed by BCI with the SEC on April 25, 2005, (ii) any amendment to the Certificate of Incorporation of BCI to effect a stock split or authorize additional shares of common stock or (iii) any other amendment to the Certificate of Incorporation of BCI in connection with the initial public offering of BCI.

(F) Number of Votes. In all cases in which the holders of Series A Preferred Stock shall be entitled to vote or take other action as set forth in this clause (e) of paragraph 5, each share of Series A Preferred Stock shall be entitled to one vote.

(f) Redemption.

(A) Optional Redemption. Prior to May 15, 2007 and at any time thereafter if the Fixed Rate Option has not been exercised by BCI, BCI may redeem the Series A Preferred Stock at its option, in whole or in part, at any time or from time to time, upon not less than 5 nor more than 60 Business Days’ prior notice mailed by first-class mail to each holder’s registered address at the following redemption prices (expressed as percentages of the liquidation preference on the redemption date), plus accrued and unpaid dividends, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive dividends due on the relevant Dividend Payment Date):

Period	Redemption Price
From the effective date of the Escrow Merger through and including November 14, 2005	100%
From November 15, 2005 through and including May 14, 2006	101%
From May 15, 2006 through and including May 14, 2007	102%
From May 15, 2007 and thereafter	103%

If the Fixed Rate Option has been exercised by BCI, prior to May 15, 2010, BCI may redeem the Series A Preferred Stock at its option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 90 days’ prior notice mailed by first-class mail to each holder’s registered address at a redemption price equal to 100% of the liquidation preference on the redemption date, plus the Applicable Premium as of, and accrued and unpaid dividends, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive dividends due on the relevant Dividend Payment Date).

If the Fixed Rate Option has been exercised by BCI, on or after May 15, 2010, BCI may redeem the Series A Preferred Stock at its option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 90 days’ prior notice mailed by first-class mail to each holder’s registered address at the following redemption prices (expressed as a percentage of liquidation preference at the redemption date), plus accrued and unpaid dividends, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive dividends due on the relevant Dividend Payment Date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Period	Redemption Price
2010	107.0000%
2011	104.6667%
2012	102.3333%
2013 and thereafter	100.0000%

At least 30 days but not more than 60 days before a redemption date (or such shorter period as is provided for in a redemption pursuant to this clause (f)(A), BCI shall mail or cause to be mailed by first-class mail a notice of redemption to each Holder whose Series A Preferred Stock is to be redeemed.

Any such notice shall identify the Series A Preferred Stock to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price and the amount of accrued and unpaid dividends to the redemption date;

(3) the name and address of a Paying Agent;

(4) that Series A Preferred Stock called for redemption must be surrendered to a Paying Agent to collect the redemption price, plus accrued and unpaid dividends;

(5) if fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares and certificate numbers of the particular shares of Series A Preferred Stock to be redeemed, the aggregate number of shares of Series A Preferred Stock to be redeemed and the aggregate number of shares of Series A Preferred Stock to be outstanding after such partial redemption;

(6) that, unless BCI fails to make such redemption payment or set apart funds for such redemption payment, dividends on shares of Series A Preferred Stock (or portion thereof) called for redemption cease to accrue on and after the redemption date;

(7) the CUSIP number, ISIN or “Common Code” number, if any, printed on shares of Series A Preferred Stock being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN or “Common Code” number, if any, listed in such notice or printed on the shares of Series A Preferred Stock; and

(9) the applicable provision in this paragraph 5 pursuant to which BCI is redeeming such shares of Series A Preferred Stock.

At BCI’s request, BCI shall give the notice of redemption in BCI’s name and at BCI’s expense. In such event, BCI shall provide the Transfer Agent with the information required by this clause (f)(A).

Once notice of redemption is mailed in accordance with the paragraph above, shares of Series A Preferred Stock called for redemption become due and payable on the redemption date at the applicable redemption price. Upon surrender to any Paying Agent, such shares of Series A Preferred Stock shall be paid the redemption price, plus accrued and unpaid dividends to the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the Dividends Payment Date, the accrued and unpaid dividends shall be payable to the Holder of the redeemed shares of Series A Preferred Stock registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

With respect to any shares of Series A Preferred Stock, prior to 10:00 a.m., New York City time, on the redemption date, BCI shall deposit with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid dividends on all shares of Series A Preferred Stock or portions thereof to be redeemed on that date other than Shares of Series A Preferred Stock or portions of shares of Series A Preferred Stock called for redemption that have been delivered by BCI to the Transfer Agent for cancellation. On and after the redemption date, dividends shall cease to accrue on shares of Series A Preferred Stock or portions thereof called for redemption so long as BCI has deposited with the Paying Agent funds sufficient to pay the redemption price of, plus accrued and unpaid dividends on, the shares of Series A Preferred Stock to be redeemed.

(B) Selection. In the case of any partial redemption of the Series A Preferred Stock, selection of the Series A Preferred Stock for redemption will be made by BCI on a pro rata basis to the extent practicable; provided, however, that BCI may redeem all of the shares of

Series A Preferred Stock held by holders of fewer than 100 shares (or all of the shares held by holders who would hold less than 100 shares as a result of such redemption) as may be determined by BCI On and after the redemption date, dividends will cease to accrue on Series A Preferred Stock or portions thereof called for redemption so long as BCI has deposited with the Transfer Agent funds sufficient to pay the liquidation preference of, plus accrued and unpaid dividends, if any, on, the Series A Preferred Stock to be redeemed.

(g) Put Option. Subject to legally available funds, each holder of the Series A Preferred Stock (excluding Hexion LLC, if applicable) may, at its option, upon 30 days’ prior notice to BCI, on October 15, 2014, require BCI to purchase all of the Series A Preferred Stock then outstanding for an amount equal to the liquidation preference on such purchase date plus accrued and unpaid dividends, if any, to the applicable purchase date (subject to the right of holders of record on the relevant record date to receive dividends due on the relevant Dividend Payment Date). BCI must notify the holders of the Series A Preferred Stock at least 60 days prior to October 15, 2014 of their right to cause BCI to purchase the Series A Preferred Stock owned by such holder and the procedures for exercising such right and comply with any applicable securities laws with respect to such right.

(h) Covenants.

(A) [RESERVED]

(B) Reports and Other Information. Notwithstanding that BCI may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, BCI will file with the SEC (and provide the holders of the Series A Preferred Stock with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(i)	within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(ii)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form),

(iii)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(iv)	any other information, documents and other reports which BCI would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that BCI shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event BCI will post the reports specified in the first sentence of this paragraph on its website within the time periods that would apply if BCI were required to file those reports with the SEC. In addition, BCI will make available such information to prospective purchasers of Series A Preferred Stock, in addition to providing such information to the holders of the Series A Preferred Stock, in each case within 15 days after the time BCI would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a) the rules and regulations of the SEC permit BCI and any direct or indirect parent company of BCI to report at such parent entity’s level on a consolidated basis and

(b) such parent entity of BCI is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of BCI,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this clause (h)(B) of paragraph 5 for BCI will satisfy this clause (h)(B) of paragraph 5.

(C) Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. BCI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and BCI will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that BCI and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of BCI for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by BCI or its Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount then outstanding equal to the greater of (i) $175 million less the sum of (A) the amount of any such Indebtedness Incurred pursuant to this clause (a) that is permanently retired with the Net Proceeds from any Asset Sale applied from and after August 12, 2004 to reduce the outstanding amounts pursuant to the covenant described in clause (h)(F) of this paragraph 5 and (B) the aggregate Off-Balance Sheet Financing Amount attributable to all Qualified Receivables Financings then outstanding and (ii) 100% of the book value of the accounts receivables of BCI and its Restricted Subsidiaries (other than HAI);

(b) Indebtedness existing on August 12, 2004 (other than Indebtedness described in clause (a) of this clause (h)(C) above), including the Notes and the Existing Debentures;

(c) Indebtedness (including Capitalized Lease Obligations) Incurred by BCI or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred (or deemed Incurred as provided under clause (m) of this clause (h)(C) below) pursuant to this clause (c), does not exceed $75 million;

(d) Indebtedness Incurred by BCI or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(e) Indebtedness arising from agreements of BCI or any of its Restricted Subsidiaries providing for adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of BCI in accordance with the terms of this paragraph 5, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that, at the time of closing, the amount of such Indebtedness is not determinable and, to the extent such Indebtedness thereafter becomes fixed and determined, the Indebtedness is paid within 60 days thereafter;

(f) Indebtedness of BCI to a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(g) shares of Preferred Stock of a Restricted Subsidiary issued to BCI or another Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of

Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to BCI or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(h) Indebtedness of a Restricted Subsidiary to BCI or another Restricted Subsidiary; provided, however, that any such Indebtedness is made pursuant to an intercompany note; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(i) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this paragraph 5 to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(j) obligations in respect of performance, bid and surety bonds, including surety bonds issued in respect of workers’ compensation claims, and completion guarantees provided by BCI or any Restricted Subsidiary in the ordinary course of business;

(k) Indebtedness or Disqualified Stock of BCI or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, as applicable, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (k), does not exceed $100 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (k) shall cease to be deemed Incurred or outstanding for purposes of this clause (k) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which BCI, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (k));

(l) any guarantee by BCI or any of its Restricted Subsidiaries of Indebtedness or other obligations of BCI or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by BCI or such Restricted Subsidiary is permitted under the terms of this paragraph 5;

(m) the Incurrence by BCI or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or defease any Indebtedness Incurred under the first paragraph of this clause (h)(C) or clauses (b), (c), (m), (n) or (r) of the second paragraph of this clause (h)(C) (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being refunded or refinanced that were due on or after the date one year following the mandatory redemption date of any Notes then outstanding were instead due on such date one year following;

(2) has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) the date one year following the mandatory redemption date of any Notes then outstanding;

(3) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(4) shall not include Indebtedness of BCI or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(5) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (c) or (r) of the second paragraph of this clause (h)(C), shall be deemed to have been Incurred and to be outstanding under such clause (c) or (r) of the second paragraph of this clause (h)(C), as applicable, and not this clause (m) for purposes of determining amounts outstanding under such clauses (c) and (r) of the second paragraph of this clause (h)(C);

provided further, however, that clauses (1), (2) and (3) of this clause (m) will not apply to any refunding or refinancing of (A) the Notes or the Series A Preferred Stock, (B) any Indebtedness secured by a Lien, or (C) any Existing Debentures consisting of pollution control bonds;

(n) Indebtedness or Disqualified Stock of Persons that are acquired by BCI or any of its Restricted Subsidiaries or merged into BCI or a Restricted Subsidiary in accordance with the terms of this paragraph 5; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1) BCI would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this clause (h)(C); or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(o) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to BCI or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(q) Indebtedness of BCI or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(r) Contribution Indebtedness;

(s) Indebtedness of Foreign Subsidiaries of BCI Incurred for working capital purposes;

(t) Indebtedness of BCI or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, entered into in the ordinary course of business; and

(u) Indebtedness incurred to repay the bridge loans Incurred to finance the acquisition of Bakelite Aktiengesellschaft.

For purposes of determining compliance with this covenant, (A) Indebtedness need not be Incurred solely by reference to one category of permitted Indebtedness described in clauses (a) through (u) above or pursuant to the first paragraph of this clause (h)(C) but is permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the first paragraph of this clause (h)(C), BCI shall, in its sole discretion, classify or reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such item of Indebtedness in one of the above clauses and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph of clause (h)(C); provided, however, that all Indebtedness under the Credit Agreement outstanding on August 12, 2004 shall be deemed to have been Incurred pursuant to clause (a) of the second paragraph of this clause (h)(C) and BCI shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of BCI, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness” will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

(D) Limitation on Restricted Payments.

(a) BCI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of BCI’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger or consolidation (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of BCI; or (B) dividends or distributions by a Restricted Subsidiary; provided, however, that, in the case of any dividend or distribution payable on or in respect of any Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, BCI or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership percentage of such Equity Interests);

(2) purchase or otherwise acquire or retire for value any Equity Interests (other than any shares of Series A Preferred Stock) of BCI or any direct or indirect parent company of BCI;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of BCI or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (h)(C)(f) and (h) of this paragraph 5; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i)	no Trigger shall have occurred and be continuing or would occur as a consequence thereof;

(ii)	immediately after giving effect to such transaction on a pro forma basis, BCI could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under clause (h)(C) of this paragraph 5; and

(iii)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by BCI and its Restricted Subsidiaries after August 12, 2004 (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of clause (b) below, but excluding all other Restricted Payments permitted by clause (b) below), is less than the sum of, without duplication,

(1) 50% of the Consolidated Net Income of BCI for the period (taken as one accounting period) from June 30, 2004 to the end of BCI’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by BCI after August 12, 2004 from the issue or sale of Equity Interests of BCI (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of BCI or an employee stock ownership plan or trust established by BCI or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of cash contributions to the capital of BCI, and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received after August 12, 2004 (other than Refunding Capital Stock, Designated Preferred Stock, contributions from the issuance of Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock), plus

(4) 100% of the aggregate amount received by BCI or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by BCI or any Restricted Subsidiary, in each case subsequent to August 12, 2004, from:

(A) the sale or other disposition (other than to BCI or a Restricted Subsidiary of BCI) of Restricted Investments made by BCI and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from BCI and its Restricted Subsidiaries by any Person (other than BCI or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of paragraph (b) below),

(B) the sale (other than to BCI or a Restricted Subsidiary of BCI) of the Capital Stock of an Unrestricted Subsidiary or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(5) in the event any Unrestricted Subsidiary of BCI has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, BCI or a Restricted Subsidiary of BCI, in each case subsequent to August 12, 2004, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of BCI in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of paragraph (b) below or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (h)(D)(a)(iii)(2), (3), (4) and (5) above shall be determined in good faith by BCI and

(A) in the event of property with a Fair Market Value in excess of $4 million, shall be set forth in an Officers’ Certificate of BCI or

(B) in the event of property with a Fair Market Value in excess of $15 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of BCI.

(b) The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this paragraph 5;

(2) (A) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of BCI or any direct or indirect parent company of BCI or Subordinated Indebtedness of BCI or any Subsidiary Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of BCI or any direct or indirect parent company of BCI or contributions to the equity capital of BCI (other than Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock or any Equity Interests sold to a Subsidiary of BCI or to an employee stock ownership plan or any trust established by BCI or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”) and

(B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of BCI or to an employee stock ownership plan or any trust established by BCI or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of BCI or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of new Indebtedness of BCI or such Subsidiary Guarantor, respectively, which is Incurred in accordance with the covenant described under clause (h)(C) of this paragraph 5 so long as

(A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(B) such Indebtedness has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Subordinated Indebtedness being redeemed, repurchased, acquired or retired or (y) one year following the last maturity date of any Notes then outstanding; and

(C) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result of all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after one year following the last maturity date of any Notes then outstanding were instead due on such date;

(4) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of BCI to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of BCI or any direct or indirect parent company of BCI held by any future, present or former employee, director or consultant of BCI or any direct or indirect parent company of BCI or any Subsidiary of BCI pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $12.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar year); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by BCI or any of its Restricted Subsidiaries from the sale of Equity Interests (excluding Refunding Capital Stock, Designated Preferred Stock, Cash Contribution Amounts, Excluded Contributions and Disqualified Stock) of BCI or any direct or indirect parent company of BCI (to the extent contributed to BCI) to members of management, directors or consultants of BCI and its Restricted Subsidiaries or any direct or indirect parent company of BCI that occurs after August 12, 2004; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (h)(D)(a)(iii) above); plus

(B) the cash proceeds of key man life insurance policies received by BCI or any direct or indirect parent company of BCI (to the extent contributed to BCI) and its Restricted Subsidiaries after August 12, 2004;

(provided, however, that BCI may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year and, to the extent any payment described under this clause (4) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness);

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of BCI or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under clause (h)(C) of this paragraph 5;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after August 12, 2004 and the declaration and payment of dividends to any direct or indirect parent company of BCI, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of BCI issued after August 12, 2004 the proceeds of which were contributed to BCI; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, BCI would have had a Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by BCI from the issuance of Designated Preferred Stock (other than Disqualified Stock) issued after August 12, 2004;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $25 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on BCI’s common stock (or the payment of dividends to any direct or indirect parent of BCI to fund the payment by any direct or indirect parent of BCI of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by BCI from any public offering of common stock or contributed to BCI by any direct or indirect parent of BCI from any public offering of common stock;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $30 million;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to BCI or a Restricted Subsidiary of BCI by, Unrestricted Subsidiaries;

(12) (A) with respect to each tax year or portion thereof that any direct or indirect parent of BCI qualifies as a Flow Through Entity, the distribution by BCI to the holders of Capital Stock of such direct or indirect parent of BCI of an amount equal to the product of (i) the amount of aggregate net taxable income of BCI allocated to the holders of Capital Stock of BCI for such period and (ii) the Presumed Tax Rate for such period; and

(B) with respect to any tax year or portion thereof that any direct or indirect parent of BCI does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of BCI that files a consolidated U.S. federal tax return that includes BCI and its subsidiaries in an amount not to exceed the amount that BCI and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if BCI and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(13) the payment of dividends, other distributions or other amounts by BCI:

(A) in amounts equal to the amounts required for any direct or indirect parent of BCI to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnity provided on behalf of, officers and employees of any direct or indirect parent of BCI, and general corporate overhead expenses of any direct or indirect parent of BCI, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of BCI and its respective Subsidiaries; provided, however, that any such dividends, distributions or other amounts are treated as an operating expense of BCI for purposes of determining the Consolidated Net Income of BCI; and

(B) in amounts equal to amounts required for any direct or indirect parent of BCI, to pay interest or principal on Indebtedness the proceeds of which have been contributed to BCI or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, BCI Incurred in accordance with the covenant described under clause (h)(C) of this paragraph 5; provided, however, that any such contribution will not increase the amount available for Restricted Payments under clause (h)(D)(a)(iii) above or be used to incur Contribution Indebtedness or to make a Restricted Payment pursuant to clause (b) of this covenant (other than payments permitted by this clause (13); provided further, however, any such dividends, other distributions or other amounts used to pay interest are treated as interest payments of BCI for purposes of this paragraph 5;

(14) cash dividends or other distributions on BCI’s Capital Stock used to, or the making of loans to any direct or indirect parent of BCI to, fund the payment of fees and expenses incurred in connection with the Original Transaction or owed by BCI or any Restricted Subsidiary of BCI to Affiliates, in each case to the extent permitted by the covenant described under clause (h)(G) of this paragraph 5;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(17) in the event of a Change of Control, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of BCI or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 101% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with original issue discount, 101% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, BCI (or a third party to the extent permitted by this paragraph 5) has made a Change of Control Offer with respect to the Series A Preferred Stock as a result of such Change of Control and have repurchased all Series A Preferred Stock validly tendered and not withdrawn in connection with such Change of Control Offer; and

(18) in the event of an Asset Sale that requires BCI to offer to purchase the Series A Preferred Stock pursuant to the covenant described under clause (h)(F) of this paragraph 5 the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of BCI or Subordinated Indebtedness of any Guarantor or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in each case, at a purchase price not greater than 100% of the principal amount or liquidation preference, as applicable (or, if such Subordinated Indebtedness was issued with original issue discount, 100% of the accreted value), of such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, plus any accrued and unpaid interest or dividends thereon; provided, however, that (i) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, BCI (or a third party to the extent permitted by this paragraph 5) has made an Asset Sale Offer with respect to the Series A Preferred Stock as a result of such Asset Sale and have repurchased all Series A Preferred Stock validly tendered and not withdrawn in connection with such Asset Sale Offer and (ii) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness, Disqualified Stock and Preferred Stock may not exceed the amount of the Excess Proceeds used to determine the aggregate purchase price of the Series A Preferred Stock tendered for in such Asset Sale Offer less the aggregate amount applied in connection with such Asset Sale Offer;

(19) any Restricted Payments made in connection with the consummation of the Original Transaction, the redemption of BCI’s 9 1/4% Debentures Due 2019, the repayment or repurchase of the Parish of Ascension, Louisiana Industrial Revenue Bonds of BCI, the repayment of BCI’s senior secured credit facility in effect immediately prior to August 12, 2004 or as contemplated by the Stock Purchase Agreement, including any payments or loans made to any direct or indirect parent to enable it to make any such payments;

(20) payments of cash, or dividends, distributions or advances by BCI or any Restricted Subsidiary to allow any such entity to make payments of cash, in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person; provided, however, the aggregate amount of such payments, dividends, distributions or advances does not exceed $3 million; and

(21) the declaration and payment of dividends or distributions to holders of Series A Preferred Stock or the repurchase or redemption of any shares of Series A Preferred Stock;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (h)(D)(b)(6), (7), (10), (11), (17) and (18) above, no Trigger shall have occurred and be continuing or would occur as a consequence thereof.

As of the Accrual Date, all of BCI’s Subsidiaries will be Restricted Subsidiaries, except (a) HAI will not be subject to the covenants described in clause (h) of this paragraph 5, (b) Hexion Escrow Corp. will be designated as an Unrestricted Subsidiary prior to the Accrual Date and (c) the Subsidiaries of BCI that issue Indebtedness in connection with the Transactions may be designated as Unrestricted Subsidiaries so long as the proceeds from such Indebtedness are being held in escrow pending consummation of the Combinations. BCI will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of

“Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by BCI and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(E) Dividend and Other Payment Restrictions Affecting Subsidiaries. BCI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to BCI or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or by, its profits or (ii) pay any Indebtedness owed to BCI or any of its Restricted Subsidiaries;

(b) make loans or advances to BCI or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to BCI or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on August 12, 2004, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2) this paragraph 5, the Existing Indenture, the Notes, the Security Documents and the Intercreditor Agreement;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Indebtedness of a Person acquired by BCI or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under clause (h)(C) of this paragraph 5 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (h)(E)(c) above on the property so acquired;

(10) customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness

(i)	of (A) BCI or (B) any Restricted Subsidiary of BCI, in each case that (x) is Incurred subsequent to August 12, 2004 pursuant to the covenant described under clause (h)(C) of this paragraph 5 and (y) an Officer of BCI reasonably and in good faith determines at the time such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially adversely affect BCI’s ability to honor its Guarantee of the Notes and any other Indebtedness that is an obligation of BCI and such determination is set forth in an Officers’ Certificate of BCI delivered to the Transfer Agent, or

(ii)	that is Incurred by a Foreign Subsidiary of BCI subsequent to August 12, 2004 pursuant to clauses (h)(C)(c), (k), or (l) (but limited to guarantees of Indebtedness of other Foreign Subsidiaries described in this clause (h)(E)(12)(ii)), (m) (but only to the extent such Indebtedness refunds, refinances or decreases Indebtedness of such Foreign Subsidiary Incurred pursuant to clause (h)(C)(c) or (k)) or (s) of this paragraph 5; provided, however, that such encumbrance or restriction applies only to Foreign Subsidiaries of BCI; or

(13) any encumbrances or restrictions of the type referred to in clauses (h)(E)(a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals,

increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of BCI, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to BCI to other Indebtedness Incurred by BCI shall not be deemed a restriction on the ability to make loans or advances.

(F) Asset Sales. BCI will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) BCI or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by BCI) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by BCI or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, however, that the amount of:

(a)	any liabilities (as shown on BCI’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of BCI or any Restricted Subsidiary of BCI that are assumed by the transferee of any such assets,

(b)	any notes or other obligations or other securities or assets received by BCI or such Restricted Subsidiary from such transferee that are converted by BCI or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by BCI or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3% of Total Assets and $25 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after BCI’s or any Restricted Subsidiary of BCI’s receipt of the Net Proceeds of any Asset Sale, BCI or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale at its option to any one or more of the following:

(1) to permanently reduce any Indebtedness of BCI or any Subsidiary (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto), other than Indebtedness owed to BCI or an Affiliate of BCI; or

(2) to an investment in any one or more businesses or capital expenditures, in each case used or useful in a Similar Business; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of BCI or, if such Person is a Restricted Subsidiary of BCI, in an increase in the percentage ownership of such Person by BCI or any Restricted Subsidiary of BCI; or

(3) to make an investment in any one or more businesses; provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of BCI or, if such Person is a Restricted Subsidiary of BCI, in an increase in the percentage ownership of such Person by BCI or any Restricted Subsidiary of BCI).

Subject to legally available funds, pending the final application of any such Net Proceeds, BCI or such Restricted Subsidiary of BCI may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Proceeds from any Asset Sale that are not applied as provided above and within the time period set forth in the first sentence of the immediately preceding paragraph plus, the time period for any offer or offers to purchase any Notes (or any other required time period imposed by any indenture or other agreement with respect to any other Indebtedness) as described below, will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15 million, BCI shall make an offer to all holders of Series A Preferred Stock (an “Asset Sale Offer”) to purchase the maximum amount of Series A Preferred Stock that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the then applicable liquidation preference, plus accrued and unpaid dividends, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this clause (h)(F) of this paragraph 5. Notwithstanding the foregoing (i) no Asset Sale Offer shall be required to be commenced with respect to the Series A Preferred Stock until the Business Day following the final payment date with respect to the offer or offers to purchase any Notes (or any other Indebtedness) and need not be commenced if the Excess Proceeds remaining after application to the Notes (or any other Indebtedness) purchased in such offer to purchase applicable thereto are less than $15 million, (ii) no Series A Preferred Stock may be purchased under this paragraph of clause (h)(F) unless BCI shall have purchased all

Notes and other Indebtedness tendered pursuant to such offer or offers and (iii) BCI shall not be required to make an Asset Sale Offer (but instead will deposit the related funds with an escrow agent for the benefit of the holders of the Series A Preferred Stock and, at BCI’s option, any Indebtedness described in clause (1) of the preceding paragraph then outstanding) in the event that the obligation to make an Asset Sale Offer would cause the Series A Preferred Stock to be deemed (as reasonably determined in good faith by BCI) “Disqualified Capital Stock” as such term is defined under the RPP Indentures (and there is Indebtedness outstanding under such RPP Indentures); provided, however, that a failure to make an Asset Sale Offer or to repurchase tendered shares for any of the foregoing reasons will constitute a Trigger Event (which in the case of clause (i) above will be deemed to have occurred on the 90th day following the notice of the date BCI is required to make an Asset Sale Offer).

BCI will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $15 million (subject to the provisos in the immediately preceding paragraph) by mailing the notice required pursuant to the terms of this paragraph 5. To the extent that the aggregate amount of Series A Preferred Stock tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, BCI may use any remaining Excess Proceeds for general corporate purposes but subject to the other provisions of this paragraph 5. If the aggregate principal amount of Series A Preferred Stock surrendered by holders thereof exceeds the amount of Excess Proceeds, the Series A Preferred Stock shall be purchased on a pro rata basis to the extent practicable. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds which served as the basis for such Asset Sale Offer shall be reduced to zero.

BCI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Series A Preferred Stock pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph 5, BCI will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this paragraph 5 by virtue thereof.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Series A Preferred Stock at such holder’s registered address. If any shares of Series A Preferred Stock are to be purchased in part only, any notice of purchase that relates to such Series A Preferred Stock shall state the number of shares that are to be purchased.

A new certificate evidencing the unpurchased shares of Series A Preferred Stock will be issued in the name of the holder thereof upon cancellation of the original certificate evidencing such Series A Preferred Stock. On and after the purchase date, unless BCI fails to pay the purchase price, dividends shall cease to accrue on Series A Preferred Stock or portions thereof purchased.

Not later than the date upon which written notice of an Asset Sale Offer is delivered as provided above, BCI shall deliver to the Transfer Agent an Officers’ Certificate of BCI as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the

Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of this clause (h)(F). On such date, BCI shall also irrevocably deposit with the Transfer Agent or with the Paying Agent an amount equal to the Excess Proceeds to be invested in Cash Equivalents, and to be held for payment in accordance with the provisions of this clause (h)(F). Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), BCI shall deliver to the Transfer Agent for cancellation the Series A Preferred Stock that have been properly tendered to and are to be accepted by BCI. The Transfer Agent (or the Paying Agent, if not the Transfer Agent) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the Excess Proceeds delivered by BCI to the Transfer Agent is greater than the purchase price of the Series A Preferred Stock tendered, the Transfer Agent shall deliver the excess to BCI immediately after the expiration of the Offer Period for application in accordance with this clause (h)(F).

Holders electing to have Series A Preferred Stock purchased shall be required to surrender such share, with an appropriate form duly completed, to BCI at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Transfer Agent or BCI receive not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of the Series A Preferred Stock which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Series A Preferred Stock purchased. If at the end of the Offer Period more Series A Preferred Stock are tendered pursuant to an Asset Sale Offer than BCI is required to purchase, the number of shares of the Series A Preferred Stock to be purchased will be determined pro rata based on the number of shares so tendered and the selection of the actual Series A Preferred Stock for purchase shall be made by the Transfer Agent on a pro rata basis to the extent practicable; provided, however, that no portion of an individual share of Series A Preferred Stock shall be purchased.

(G) Transactions with Affiliates. BCI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of BCI (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $2.5 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to BCI or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by BCI or such Restricted Subsidiary with an unaffiliated party; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, BCI delivers to the Transfer Agent a resolution adopted in good faith by the majority of the Board of Directors of BCI approving such Affiliate Transaction and set forth in an Officers’ Certificate of BCI certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) (x) transactions between or among BCI or any of its Restricted Subsidiaries and (y) any merger of BCI and any direct parent company of BCI; provided, however, that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of BCI and such merger is otherwise in compliance with the terms of this paragraph 5 and effected for a bona fide business purpose;

(2) Restricted Payments permitted under the covenant in clause (h)(D) of this paragraph 5;

(3) the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsor in an aggregate amount in any fiscal year not to exceed the greater of (x) $3 million and (y) 2% of EBITDA of BCI and its Restricted Subsidiaries for the immediately preceding fiscal year; provided, however, any payment not made in any fiscal year may be carried forward and paid in the following fiscal year;

(4) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of BCI or any Restricted Subsidiary or any direct or indirect parent company of BCI;

(5) payments by BCI or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of BCI in good faith or (y) made pursuant to any agreement described under the caption “Certain Relationships and Related Party Transactions” in the Original Offering Circular;

(6) transactions in which BCI or any of its Restricted Subsidiaries, as the case may be, delivers to the Transfer Agent from an Independent Financial Advisor stating that such transaction is fair to BCI or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) above;

(7) payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of BCI in good faith;

(8) the existence of, or the performance by BCI or any of its Restricted Subsidiaries under the terms of, any agreement or instrument (other than with the Sponsor, except to the extent the Sponsor includes BCI, any of its direct or indirect parents, Borden Holdings, Inc. or any Subsidiary of BCI) as in effect as of August 12, 2004 or any amendment thereto (so long as any such agreement or instrument together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Series A Preferred Stock in any material respect than the original agreement or instrument as in effect on August 12, 2004) or any transaction contemplated thereby;

(9) the existence of, or the performance by BCI or any of its Restricted Subsidiaries of its obligations under the terms of, the Stock Purchase Agreement, any stockholders agreement or investor rights agreement (including any registration rights agreement or purchase agreement related thereto) to which it was a party as of August 12, 2004 and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by BCI or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after August 12, 2004 shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the Series A Preferred Stock in any material respect than the original agreement as in effect on August 12, 2004;

(10) the payment of all fees and expenses related to the Original Transaction, including fees to the Sponsor, which are described in the Original Offering Circular;

(11) (a) transactions with customers, clients, suppliers, toll manufacturers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this paragraph 5, on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of BCI;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of BCI or of a Restricted Subsidiary, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by the covenant described under clause (h)(D) of this paragraph 5; and

(16) any contribution to the capital of BCI.

(i) Change of Control.

Within 3 Business Days following notice to BCI of a Change of Control, BCI will make a Change of Control Offer to each holder of Series A Preferred Stock to purchase each share owned by such holder in cash at a purchase price equal to (a) 101% of the liquidation preference thereof plus (b) all accrued and unpaid dividends, if any, on each such share in accordance with this paragraph 5, subject to legally available funds. Notwithstanding the foregoing (i) no Change of Control Offer shall be required to be commenced with respect to the Series A Preferred Stock until the Business Day following the payment date with respect to the offer or offers to purchase any Notes or other Indebtedness in accordance with change of control provisions of the Existing Indenture or other agreements relating to Indebtedness, (ii) no Series A Preferred Stock may be purchased under this covenant unless BCI shall have purchased all Notes and other Indebtedness tendered pursuant to such offer or offers and (iii) BCI shall not be required to make a Change of Control Offer (but instead will deposit the related funds with an escrow agent for the benefit of the holders of the Series A Preferred Stock) in the event that the obligation to make a Change of Control Offer would cause the Series A Preferred Stock to be deemed (as reasonably determined in good faith by BCI) “Disqualified Capital Stock” as such term is defined under the RPP Indentures (and there is Indebtedness outstanding under such RPP Indentures); provided, however, that a failure to make a Change of Control Offer or to repurchase tendered shares for any of the foregoing reasons will constitute a Trigger Event (which in the case of clause (i) above will be deemed to have occurred on the 90th day following the date BCI is required to make a Change of Control Offer).

Notwithstanding the foregoing, BCI is not required to purchase the Series A Preferred Stock if it elects to redeem all of the Series A Preferred Stock.

BCI will be deemed to have made a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this paragraph 5 applicable to a Change of Control Offer made by BCI and purchases all Series A Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

BCI will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Series A Preferred Stock pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions in this paragraph 5 applicable to a Change of Control Offer, BCI will comply with the applicable securities laws and regulations and will not be deemed to have failed to make a Change of Control Offer or purchase Series A Preferred Stock pursuant thereto as described above by virtue thereof.

The provisions under this paragraph 5 relative to a Change of Control may be waived or modified upon the affirmative vote or written consent of the holders of a majority of the outstanding Series A Preferred Stock until such time as tendered Series A Preferred Stock must be purchased.

Holders electing to have Series A Preferred Stock purchased shall be required to surrender the Series A Preferred Stock, with an appropriate form duly completed, to BCI at the address specified in the notice at least three Business Days prior to the purchase date. The holders shall be entitled to withdraw their election if the Transfer Agent or BCI receive not later than one Business Day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of the Series A Preferred Stock which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such Series A Preferred Stock purchased. Holders who surrender certificates evidencing shares of Series A Preferred Stock purchased only in part shall be issued new certificates evidencing a number of shares of Series A Preferred Stock equal to the unpurchased shares of the Series A Preferred Stock.

On the purchase date, all Series A Preferred Stock purchased by BCI under this clause shall be delivered to the Transfer Agent for cancellation, and BCI shall pay the purchase price plus accrued and unpaid dividends to the holders entitled thereto.

At the time BCI delivers Series A Preferred Stock to the Transfer Agent which is to be accepted for purchase, BCI shall also deliver an Officers’ Certificate of BCI stating that such Series A Preferred Stock is to be accepted by BCI pursuant to and in accordance with the terms of this clause. Series A Preferred Stock shall be deemed to have been accepted for purchase at the time the Transfer Agent, directly or through an agent, mails or delivers payment therefor to the surrendering holder.

(j) [RESERVED]

(k) Authorized Shares of Preferred Stock.

The board of directors of BCI shall at all times be authorized, without further stockholder action, to issue such number of additional shares of preferred stock as are sufficient to make dividend payments and to consummate the exchange offer contemplated by the Registration Rights Agreement, if applicable, in each case, in accordance with the terms of this paragraph 5.

(l) Merger, Consolidation or Sale of All or Substantially All Assets.

(A) Covenant Against Fundamental Changes. BCI will not consolidate or merge with or into or wind up into (whether or not BCI is the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all BCI’s properties or assets in one or more related transactions, to any Person unless: (1) BCI is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than BCI) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (BCI or such Person, as the case may be, being herein called the “Successor Company”); (2) the shares of Series A Preferred Stock will become shares of the Successor Company (if other than BCI), having in respect of such Successor Company (if other than BCI) the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Series A Preferred Stock had immediately prior to such transaction; (3) immediately after giving effect to such transaction no Trigger shall have occurred and be continuing; (4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either (A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (h)(C) of this paragraph 5 or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for BCI and its Restricted Subsidiaries immediately prior to such transaction; and (5) BCI shall have delivered to the Transfer Agent an Officers’ Certificate of BCI and an Opinion of Counsel, each stating that such consolidation, merger or transfer comply with this paragraph 5.

(B) Permitted Fundamental Changes. Notwithstanding clauses (3) and (4) of paragraph (l)(A) above, (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to BCI or to another Restricted Subsidiary, (2) BCI may merge with an Affiliate incorporated solely for the purpose of reincorporating BCI in another state of the United States so long as the amount of Indebtedness of BCI and its Restricted Subsidiaries is not increased thereby, and (3) the Escrow Merger may be consummated.

Under any consolidation by BCI with, or merger by BCI into, any other Person or any sale, assignment, conveyance, transfer or lease of all or substantially all BCI’s assets as described in the preceding paragraph, the Successor Company, will succeed to, and be substituted for, and may exercise every right and power of, ours under the shares of Series A Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Series A Preferred Stock.

(m) Triggers and Remedies.

A “Trigger Event” with respect to all the Series A Preferred Stock occurs in connection with any of the following events:

(1) a failure to pay full cumulative dividends on any Series A Preferred Stock on any Dividend Payment Date and such failure continues uncured for 30 days,

(2) a failure to pay the redemption price or purchase price with respect to any Series A Preferred Stock when required upon optional redemption, exercise of a holder’s put option, required purchase or otherwise, or failure to redeem the Series A Preferred Stock when required under the covenant described under clause (f)(C) of this paragraph 5;

(3) the failure by BCI to comply with its obligations under the covenant described under clause (l) of this paragraph 5, or the failure by BCI to comply with its obligations under the Escrow Agreement,

(4) the failure by BCI or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described above under clause (i) of this paragraph 5 (other than a failure to purchase Series A Preferred Stock when required thereunder) or under clause (h) of this paragraph 5 (other than a failure to purchase the Series A Preferred Stock when required under the covenant described in clause (h)(F) of this paragraph 5),

(5) the failure by BCI or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in this paragraph 5 (other than those referred to in (1), (2), (3) or (4) above),

(6) the failure by BCI or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to BCI or a Restricted Subsidiary of BCI) within any applicable grace period after final maturity or the acceleration of any such Indebtedness (or, with respect to the pollution control bonds constituting Existing Debentures, failure to pay under the guarantees of BCI and its applicable Restricted Subsidiaries related thereto) by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $20 million or its foreign currency equivalent (the “cross-acceleration provision”),

(7) BCI, either Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)	commences a voluntary case;

(ii)	consents to the entry of an order for relief against it in an involuntary case;

(iii)	consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)	makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)	is for relief against Issuer, BCI or any Significant Subsidiary in an involuntary case;

(ii)	appoints a Custodian of BCI, the Issuer or any Significant Subsidiary or for any substantial part of its property; or

(iii)	orders the winding up or liquidation of BCI, either Issuer or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days,

(9) failure by BCI or any Significant Subsidiary to pay final judgments aggregating in excess of $20 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days following the entry thereof (the “judgment default provision”), or

(10) failure by BCI to comply with its obligations under Section 5(a) of the Purchase Agreement dated as of May 16, 2005, among Hexion Escrow Corp., BCI, Credit Suisse First Boston LLC, Goldman Sachs & Co., Lehman Brothers Inc., Lehman Commercial Paper Inc. and J.P. Morgan Securities Inc. and continuance of such failure for five Business Days after notice to BCI pursuant to such Purchase Agreement.

The foregoing will constitute Trigger Events whatever the reason for any such Trigger Event and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, the occurrence of the failure described under clause (4) or (5) above will not constitute a Trigger Event until the holders of at least 25% of the outstanding Series A Preferred Stock notify BCI of the failure and BCI does not cure such failure within the time specified in clauses (4) and (5) hereof after receipt of such notice.

If a Trigger Event occurs and is continuing, dividends will accumulate on the Series A Preferred Stock at the rate that is 200 basis points above the then applicable rate, from and including the date on which any Trigger Event shall occur to but excluding the date on which all Trigger Events have been cured; provided, however, that, if a Trigger Event occurs and is continuing with respect to clause (m)(10) of this paragraph 5, dividends will accumulate on the Series A Preferred Stock at a rate equal to LIBOR plus 1200 basis points; provided further, however, that if multiple Trigger Events shall have occurred and be continuing, the dividend rate shall only be increased by a maximum of 200 basis points with respect to all such Trigger Events if the immediately preceding proviso is not applicable or to LIBOR plus 1200 basis points if the immediately preceding proviso is applicable. At all other times, dividends will accumulate on the Series A Preferred Stock at the then applicable rate.

(n) Limitation of Liability.

No affiliate, director, officer, employee, incorporator or holder of any Equity Interests in BCI or any direct or indirect parent corporation of BCI, as such, will have any liability for any obligations of BCI, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Series A Preferred Stock by accepting a Series A Preferred Stock waives and releases all such liability, The waiver and release are part of the consideration for issuance of the Series A Preferred Stock. The waiver may not be effective to waive liabilities under the federal securities laws.

(o) Depository.

The provisions relating to the Depository Trust Company are set forth in the Global Securities Procedures.

(p) Termination.

BCI, at any time after it has elected to redeem all of the Series A Preferred Stock, as described in clause (f)(A) of this paragraph, may terminate its obligations (the “termination option”) with respect to Holders, except for the obligations set forth in clauses (b), (f) and (p) of this paragraph 5 and the Global Securities Procedures. If BCI has exercised its termination option, additional dividends will not accrue on the Series A Preferred Stock, and the Holders will not be entitled to designate a director, in either case, because of a Trigger Event. In order to exercise its termination option, BCI must irrevocably deposit in trust with the Paying Agent, for the sole benefit of the holders of Series A Preferred Stock, cash for the payment of the full redemption price and accrued and unpaid dividends to the redemption date.”

RESOLVED, that the Corporation, acting through its Vice President, is hereby authorized and directed to execute and file a Certificate of Amendment to the Certificate of Incorporation in accordance with N.J.S.A. 14A:9-2 and 14A:9-4, including the text of this resolution, as soon as practicable following the date hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have signed this written consent this 19th day of May, 2005.

/s/ Craig O. Morrison
Name: Craig O. Morrison

/s/ William H. Carter
Name: William H. Carter

/s/ Joshua Harris
Name: Joshua Harris

/s/ Scott M. Kleinman
Name: Scott M. Kleinman

/s/ Robert V. Seminara
Name: Robert V. Seminara

IN WITNESS WHEREOF, the undersigned has executed and signed this written consent as of this 19th day of May, 2005.

Sole Shareholder

BHI ACQUISITION CORP.

By:	/s/ Craig O. Morrison
Name:	Craig O. Morrison
Title:	President and Chief Executive Officer

CERTIFICATE OF MERGER

of

RESOLUTION PERFORMANCE PRODUCTS CORP.

(a Delaware corporation)

with and into

BORDEN CHEMICAL, INC.

(a New Jersey corporation)

To the Department of the Treasury

State of New Jersey

Pursuant to the provisions of Section 14A:10-7 of the New Jersey Business Corporation Act, Borden Chemical, Inc., a New Jersey corporation, does hereby certify that:

1. The names of the merging corporations are RESOLUTION PERFORMANCE PRODUCTS CORP., a Delaware Corporation (“RPP Corp.”), and BORDEN CHEMICAL, INC. (the “Survivor”). The Survivor shall be the surviving corporation in the merger (The “Merger”) and will continue its existence under the name Hexion Specialty Chemicals, Inc.

2. The agreement and plan of merger (the “Transaction Agreement”) is attached hereto as Exhibit A.

3. The Transaction Agreement was approved by the shareholders of (i) the Survivor on April 22, 2005 and (ii) RPP Corp. on May 31, 2005.

4. The following sets forth the number of shares entitled to vote on the Merger: (i) ninety-six million nine hundred five thousand nine hundred thirty-six (96,905,936) shares of common stock, $0.01 par value per share, of the Survivor (the “Survivor Common Stock”); and (ii) one million (1,000,000) shares of common stock, $0.01 par value per share, of RPP Corp. (the “RPP Corp. Common Stock”).

5. All 96,905,936 shares of Survivor Common Stock entitled to vote on the Merger voted in favor thereof. All 1,000,000 shares of RPP Corp. Common Stock entitled to vote on the Merger voted in favor thereof.

6. The applicable provisions of the laws of the jurisdiction of organization of RPP Corp. relating to the Merger have been complied with or will have been complied with upon compliance with any of the filing and recording requirements thereof.

* * * * *

Dated as of May 31, 2005.

RESOLUTION PERFORMANCE PRODUCTS CORP.

By:	/s/ William Carter
Name: William Carter Title: Vice President
BORDEN CHEMICAL, INC.

By:	/s/ William Carter
Name: William Carter Title: Executive Vice President and Chief Financial Officer